UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒     Definitive Proxy Statement

☐      Definitive Additional Materials

☐      Soliciting Material Pursuant to § 240.14a-12

DUCKWALL-ALCO STORES, INC.

(Name of Registrant as Specified In Its Charter)
 ___________________________________________________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     TO BE HELD ON JUNE 4, 2009

To our Stockholders:

The Annual Meeting of the Stockholders of Duckwall-ALCO Stores, Inc. will be held at our principal executive offices, at 401 Cottage Street, Abilene, Kansas, on Thursday, June 4, 2009, at 10:00 a.m. local time, for the following purposes:

1.     To elect five directors to serve on our Board of Directors for a one-year term and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

2.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010;

3.     To act upon any other business that may properly come before the annual meeting or any adjournments of that meeting.

In accordance with our Bylaws, the Board of Directors has fixed the close of business on April 24, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments of that meeting.

You are cordially invited to attend the meeting. Whether or not you intend to attend the meeting, please sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important and all stockholders are urged to be present in person or by proxy.

     In accordance with new rules established by the Securities and Exchange Commission, we have provided internet availability of our proxy materials in addition to providing you a full set of printed proxy materials. Please find enclosed in the proxy materials a notice of the internet availability of proxy materials that will provide an explanation of how to access these proxy materials on-line. A direct link to our proxy materials on-line is the following web address: http://www.alcostores.com/proxy/.

By Order of the Board of Directors

Charles E. Bogan

Secretary

May 8, 2009
Abilene, Kansas

DUCKWALL-ALCO STORES, INC.

     401 Cottage Street
     Abilene, Kansas, 67410-2832
     __________________

     PROXY STATEMENT
     __________________

     ANNUAL MEETING OF STOCKHOLDERS
     TO BE HELD ON JUNE 4, 2009
     __________________

     INTRODUCTION

This Proxy Statement is being furnished to the stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation (“Duckwall” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of Duckwall for use at the Annual Meeting of Stockholders to be held on Thursday, June 4, 2009, and at any adjournment or adjournments thereof (the “Annual Meeting”). The Annual Meeting will commence at 10:00 a.m., local time, and will be held at the principal executive offices of the Company, located at 401 Cottage Street, Abilene, Kansas, 67410-2832.

This Proxy Statement and the enclosed form of proxy were first mailed to the Company's stockholders on or about May 8, 2009.

Proxies

You are requested to complete, date and sign the enclosed form of proxy and return it promptly in the enclosed postage prepaid envelope. Shares represented by properly executed proxies will, unless such proxies previously have been revoked, be voted in accordance with the stockholders' instructions indicated in the proxies. If no instructions are indicated, such shares will be voted in favor of the election of the nominees for director named in this Proxy Statement, in favor of ratifying the selection of the accounting firm of KPMG LLP as the Company's independent accountants for the fiscal year ending January 31, 2010 ("Fiscal 2010"), and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed attorneys-in-fact.

A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

Voting at the Meeting

For purposes of voting on the proposals described herein, the presence in person or by proxy of stockholders holding a majority of the total outstanding shares of the Company's common stock, par value $0.0001 per share (“Common Stock”), shall constitute a quorum at the Annual Meeting. Only holders of record of shares of the Company's Common Stock as of the close of business on April 24, 2009 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, 3,797,947 shares of the Company's Common Stock were outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly to come before the Annual Meeting.

Directors are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting for that purpose.

The affirmative vote of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present, is necessary to ratify the selection of KPMG LLP as the Company's independent accountants and to approve such other matters as properly may come before the Annual Meeting or any adjournment thereof.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Solicitation of Proxies

This solicitation of proxies for the Annual Meeting is being made by the Company's Board of Directors. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, the internet, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of the Company's transfer agent, will be paid by the Company.

A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of the Company located at 401 Cottage Street, Abilene, Kansas. The list also will be available at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s bylaws provide that our Board of Directors will consist of between five and seven members. The Company's Board of Directors consisted of seven members in the beginning of the fiscal year ending February 1, 2009 (“Fiscal 2009”), and the Company’s Board of Directors was reduced to five members during Fiscal 2009.

One of the purposes of this Annual Meeting is to elect five directors to serve for a one-year term expiring at the Annual Meeting of Stockholders in 2010 and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. Based on the recommendation of all of the independent directors, the Board of Directors has designated Royce Winsten, Raymond A.D. French, James V. Worth, Lolan C. Mackey and Dennis E. Logue as the five nominees proposed for election at the Annual Meeting.

Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election as directors of all nominees. In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for such nominees or for the particular nominee who has ceased to be a candidate has been withheld. Each of the nominees has indicated his willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election.

The Board of Directors recommends that you vote for the election of Royce Winsten, Raymond A.D. French, Lolan C. Mackey, Dennis E. Logue and James V. Worth as directors.

Information about Director Nominees

The following is certain information regarding each person nominated by the Board of Directors for election as a director at the Annual Meeting. There are no family relationships between any officers or directors of the Company and the nominees, or the nominees themselves. None of the nominees are employed, or have been employed, by the Company or any of its parents, subsidiaries or other affiliates. All of the nominees are independent from the Company as defined in Rule 4200(a)(15) of the NASDAQ Stock Market. Unless otherwise indicated, the nominees and directors have had the indicated principal occupation for at least the past five years.

ROYCE WINSTEN

     Mr. Winsten, age 51, has been a director since October, 2007, and currently serves as Chairman of the Board. He is Chairman of the Strategy, Budget & Planning Committee and a member of the Audit Committee. Since 2005, he has served as a Managing Director of Shore Capital Management LLC, a New Jersey based firm providing securities analysis, investment advisory and portfolio management services. From 2002 to 2005, Mr. Winsten served as a Vice President of UBS Financial Services, Inc. He is a Chartered Financial Analyst, and holds a Masters of Business Administration degree from The Fuqua School of Business, Duke University, in addition to studying international economic integration and monetary union with the Institute for European Studies at the London School of Economics and Political Science, London, UK.

Raymond A.D. French

     Mr. French, age 40, has been a director since March, 2008. He is a member of the Compensation Committee, the Strategy, Budget & Planning Committee and the Governance Committee. Since 2003, Mr. French has been the Chairman of Strongbow Capital, Ltd., which invests in equity securities and is based in Grand Cayman, British West Indies. During the same period, he has also been the Chairman of Strongbow Capital Management, Ltd., which acts as investment manager to Strongbow Capital Ltd. Mr. French received his Bachelors Degree from Trinity College in Dublin, Ireland, and a Masters Degree in Real Estate Development from Columbia University. Mr. French is a citizen of the Republic of Ireland.

James V. WORTH

      Mr. Worth, age 67, has not served as a director or officer of the Company. Since August 2002, Mr. Worth has been retired from the position of President and Chief Executive of Oxford Superconducting Technology Limited Partnership, a wholly owned subsidiary of the United Kingdom based company, Oxford Instruments plc. Mr. Worth served in this capacity from 1984-2002. Before his resignation in 2002, he also served from October 2000 to August 2002 as the Chief Executive Officer and Chairman of Austin Scientific Company, which was acquired in 2000 as a wholly owned subsidiary of Oxford Superconducting Technology Limited Partnership. Mr. Worth served on the Oxford Instruments plc’s Executive Board from 1984 to 2002. In addition, Mr. Worth also served as one of two trustees for Oxford Instruments USA defined benefit and defined contribution plans from 1984-2002. Mr. Worth has over 40 years of management experience in the high tech product field. Mr. Worth is a graduate from the United States Merchant Marine Academy and served with both the Merchant Marines and Naval Reserve. In addition, Mr. Worth completed the P.M.D. course at the Harvard University Graduate School of Business.

Dennis E. Logue

     Mr. Logue, age 65, has been a director since 2005. He is the Chairman of the Governance Committee and the Chairman of the Audit Committee. Mr. Logue has served as Chairman of the Board of Ledyard National Bank since 2005. From 2001 to 2005, he was Dean of the Michael F. Price College of Business at the University of Oklahoma. Prior thereto, Mr. Logue held numerous business-oriented professorships, most recently at the Amos Tuck School, Dartmouth College from 1974 to 2001. He is the author or co-author of more than eighty professional papers on a wide variety of financial topics. He has authored or co-authored six books on pension plans. He also serves as a director of Waddell & Reed Financial, Inc. and Abraxas Petroleum Corp.

Lolan C. Mackey

      Mr. Mackey, age 62, has been a director since 1998. He is a member of the Audit Committee and Compensation Committee. Mr. Mackey has been a partner of Diversified Retail Solutions LLC, a retail senior management advisory firm, since 1997. For 25 years prior thereto, Mr. Mackey was employed in various capacities by Wal-Mart Stores, Inc. From 1990 to 1994, he was Vice President of Store Planning. From 1994 to 1997, he was Vice President of International Operations.

CERTAIN INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Standing Committees; Meetings; Independence

Pursuant to the Company’s Bylaws, the Board of Directors has established four standing committees: Audit Committee, Compensation Committee, Strategy, Budget & Planning Committee and Governance Committee. The Company does not currently have a nominating committee. The current members of each standing committee are as follows: Audit Committee - Messrs. Winsten, Logue (Chairman) and Mackey; Compensation Committee - Messrs. Hyde (Chairman), French and Mackey; Strategy, Budget & Planning Committee - Messrs. Winsten (Chairman), French and Hyde; and Governance Committee - Messrs. Logue (Chairman), French and Hyde.

During Fiscal 2009, the Board of Directors held thirteen meetings and the Audit Committee held seven meetings. The Compensation Committee held twelve meetings, the Strategy, Budget & Planning Committee held thirty-four meetings and the Governance Committee held zero meetings. All of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served during Fiscal 2009.

     The Company’s policy is to ask directors to attend the annual meeting of stockholders. All directors who were directors as of the date of the annual meeting attended the Company’s most recent annual meeting.

     The Board of Directors has determined that each of its members is independent as defined in Rule 4200(a)(15) of the NASDAQ Stock Market.

Nomination Process; Stockholder Nominations

Currently, the Board does not have a Nominating Committee or other committee of the Board performing similar functions. Because the Board has determined that each member of the Board is independent, the Board believes a separate nominating committee is unnecessary at this time. Instead, the Board as a whole acts as nominating committee for the selection of all nominees for election at stockholder meetings.

In identifying nominees for the Board of Directors, the Board relies on personal contacts of its members and management.  The Board will also consider candidates recommended by stockholders in accordance with the policies and procedures set forth in this Proxy Statement. However, the Board may choose not to consider an unsolicited candidate recommendation if no vacancy exists on the Board.  The Board may, in its discretion, use an independent search firm to identify nominees.

The Board members evaluate each potential nominee in the context of the Board as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience in finance, retail and general business, as well as strategic thinking, business management, capital markets and corporate governance. The Board members evaluate each nominee to insure that each nominee has high integrity, business savvy, shareholder orientation and a general interest in the Company. In determining whether to recommend a director for re-election, the members also consider the director's past attendance at meetings and participation in and contributions to the activities of the members. As a matter of practice, when evaluating recommended nominees for directors, the Board members consider the nominee's character, judgment, independence, financial or business acumen, diversity of experience and ability to represent and act on behalf of all stockholders, as well as the needs of the Board.

Stockholders who wish to recommend candidates for consideration by the Board in connection with next year’s annual meeting should submit the candidate’s name and related information in writing to the Chairman of the Board, in care of the Company’s Secretary, at 401 Cottage Street, Abilene, Kansas 67410-2832, on or before January 8, 2010. In addition to the name of the candidate, a stockholder should submit:

•	his or her own name and address as they appear on the Company’s records;

•

if not the record owner, a written statement from the record owner of the shares that verifies the recommending stockholder’s beneficial ownership and period of ownership and that provides the record owner’s name and address as they appear on the Company’s records;

•	a statement disclosing whether such recommending stockholder is acting with or on behalf of any other person, entity or group and, if so, the identity of such person, entity or group;

•	the written consent of the person being recommended to being named in the proxy statement as a nominee if nominated and to serving as a director if elected; and

•

pertinent information concerning the candidate’s background and experience, including information regarding such person required to be disclosed in solicitations of proxies for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

Audit Committee

The Audit Committee is a committee of the Board of Directors that consists solely of independent directors. The Audit Committee assists the Board of Directors in fulfilling its oversight of (a) the integrity of the Company’s financial statements, financial reporting process and internal control system, (b) the Company’s compliance with legal and regulation requirements, (c) the independent auditor qualifications and independence, (d) the performance of the Company’s independent accountants, and (e) the system of internal controls, disclosure controls and procedures established by management. The Audit Committee is expected to maintain and encourage free and open communication with the independent accountants, management of the Company and the Board, and should foster adherence to the Company’s policies, procedures and practices at all levels. The Audit Committee is responsible for selecting, engaging and evaluating the performance of the Company’s independent accountants and for approving the scope of the engagement and the terms of their engagement letter. The Audit Committee is responsible for and has adopted a policy and procedure regarding the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

The Board of Directors has determined that Dennis Logue is an “audit committee financial expert,” as defined in Item 407(d)(5) of the Securities and Exchange Commission (“SEC”) Regulation S-K. The Board has determined that Mr. Dennis Logue is independent, as independence for audit committees is defined in the applicable listing standards of the NASDAQ National Stock Market. Under SEC regulations, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for any purpose, including without limitation for purposes of section 11 of the Securities Act of 1933, as a result of being identified as an audit committee financial expert. Further, the designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability on such person that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification and does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.

During Fiscal 2009, the Audit Committee extensively interviewed four candidates for external auditor of the Company for Fiscal 2010. After analyzing the qualifications of each auditor, the Audit Committee determined that KPMG LLP should be appointed as the Company’s independent registered public accounting firm for external audits for Fiscal 2010.

The Audit Committee is governed by the Amended and Restated Audit Committee Charter (the “Charter”) a copy of which is available on our website at www.alcostores.com. Once you are at the Company’s website, you must click on “Investors,” and then on the Investors page you must click on the “Corporate Governance” link. Once you are on the Corporate Governance web page, you may click on a link to access the Charter. A direct link to Corporate Governance page is: http://www.alcostores.com/company_information/investor_relation/ALCO_Corp_Goverance.html.

The information in or referenced to in the previous paragraph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

     The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ending February 1, 2009, with management and the independent accountants. The Audit Committee has also discussed and reviewed with the independent accountants the matters required to be discussed by Statements on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which relates to the accountants’ judgment about the quality of the Company’s accounting principles, judgments and estimates, as applied in its financial reporting.

     In addition, the Audit Committee has received the written disclosures and the letter from the independent public accountants required by the applicable standards of the Public Company Accounting Oversight Board, relating to the independent accountant’s communication with the audit committee concerning the accountants’ independence from the Company and its subsidiaries and has discussed with the independent public accountants their independence. The Audit Committee has considered whether other non-audit services provided by the independent accountants to the Company are compatible with maintaining the auditor's independence and has discussed with KPMG LLP the independence of that firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended February 1, 2009, for filing with the SEC.

This report is made over the name of each continuing member of the Audit Committee at the time of such recommendation, namely:

                Dennis E. Logue

                Lolan C. Mackey

                Royce Winsten

      The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee

The Compensation Committee has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company's executive officers, including the chief executive officer's compensation. The President and other executive officers may attend Compensation Committee meetings and make recommendations, but they may not be present during discussions regarding their own compensation. Although, the ultimate responsibility for approving the compensation programs of our named executive officers rests with the Board. The Compensation Committee also administers the Company's Incentive Stock Option Plan and the Non-Qualified Stock Option Plan for Non-Management Directors. Although it may choose to do so in the future, in recent years the Compensation Committee has not used a consultant in considering compensation policies and programs for executive officers but relies on the experience of its members, their familiarity with compensation programs of other companies, recommendations of management and informal surveys of the practices of companies whose business is deemed similar to the Company's by the Compensation Committee.

The Compensation Committee adopted a Compensation Committee Charter on April 4, 2007, a copy of which is available on our website at www.alcostores.com. Once you are at the Company’s website, you must click on “Investors,” and then on the Investors page you must click on the “Corporate Governance” link. Once you are on the Corporate Governance web page, you may click on a link to access the Compensation Committee Charter. You may access the Compensation Committee Charter directly, by going to the direct link of the Corporate Governance, which is: http://www.alcostores.com/company_information/investor_relation/ALCO_Corp_Goverance.html.

See “EXECUTIVE COMPENSATION AND OTHER MATTERS – Compensation Discussion and Analysis” for further information on the processes we follow in setting compensation.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is now or was at any time during the past year an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure.

Compensation Committee Report

      The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this Proxy Statement and based on such review and discussion recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Members:

     James G. Hyde
     Raymond A.D. French

      Lolan C. Mackey

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

      Executive Summary

The Compensation Committee is tasked with discharging the Board of Directors’ responsibilities related to oversight of the compensation of our directors and officers and ensuring that our executive compensation program meets our corporate objectives. This Compensation Discussion and Analysis is a discussion and analysis of the various executive compensation policies, programs and practices developed by the Compensation Committee, and is intended to provide insight into the Compensation Committee’s decision making process for determining the compensation for our named executive officers, including:

▪

Lawrence J. Zigerelli, age 50, has served as President and Chief Executive Officer of the Company since July 1, 2008. From January 2007 to January 2008, Mr. Zigerelli served as Chairman of the Board and Chief Executive Officer of Levitz Furniture. Prior thereto, Mr. Zigerelli served as a retail consultant to Prentice Capital Management, L.P. He began his career with Procter & Gamble in 1980 and rose to the position of Vice President and General Manager of Puerto Rico/Caribbean, food and beverage for Latin America. In 1999, he joined drug store CVS Corp. as Executive Vice President of Corporate Development and eventually added the role of Executive Vice President of Marketing. In September 2002, he joined supercenter retailer Meijer, Inc., as Senior Vice President of Marketing and Merchandising. He became President and a member of the Board of Directors of Meijer, Inc. in April 2005 and served in that capacity until November 2006. Mr. Zigerelli has approximately 28 years experience in the consumer products and retail industries.

▪	Bruce Dale, age 61, served as the Company’s President and Chief Executive Officer until February 22, 2008. From 2003-2004, Mr. Dale was the President and CEO of Franks Nursery and Crafts, Inc.

▪	Jane F. Gilmartin, age 53, has served as Executive Vice President and Chief Operating Officer of the Company since July 24, 2008. From July 2006 to February 2007, Ms. Gilmartin served as Senior Vice President and Chief Merchandising Officer of Levitz Furniture, Inc. Prior thereto, Ms. Gilmartin served as Executive Vice President and Chief Merchandising Officer for Linens ‘N Things from August 2005 to March 2006, Senior Vice President of Ross Store, Inc. from November 2003 to August 2005, and Chief Executive Officer, Chairman and President of International Art, Inc. from January 2002 to November 2003. Ms. Gilmartin has approximately 30 years experience in the retail industry.

▪	Donny R. Johnson, age 48, has served as Executive Vice President, Chief Financial Officer of the Company since July 1, 2008. Mr. Johnson served as the Company’s Interim Chief Executive Officer from February 22, 2008 to June 30, 2008. Mr. Johnson served as Senior Vice President and Chief Financial Officer from August 1, 2007 to February 21, 2008. For the five years prior to that, he was Executive Vice President and Chief Financial Officer for Brookshire Brothers. Mr. Johnson has approximately 20 years experience in the retail industry.

▪	Tom L. Canfield, Jr., age 55, has served as our Senior Vice President – Logistics/Administration since 2006. From 1973 to 2006, Mr. Canfield served in various capacities with the Company. Mr. Canfield has approximately 35 years of experience in the retail industry.

▪	James M. Spencer, age 42, has served as Senior Vice President of Operations of the Company since December 15, 2008. For the five years prior to that, Mr. Spencer served as the Senior Vice President of Development & Business Transformation, The Seiyu, Ltd. (Wal-Mart International), Vice President of International Operations, Senior Director of International Operations, and District Manager of U.S. Operations for Wal-Mart, Inc. Mr. Spencer has approximately 20 years of store operations and retail management experience.

▪	John R. Sturdivant, age 64, served as our Senior Vice President-Store Operations until April 11, 2008. For more than five years prior to that, he served as Regional Vice President of Jo-Ann Stores, Inc.

▪	Phillip D. Hixon, age 55, served as the Senior Vice President – Store Operations from April 12, 2008 to January 29, 2009. Prior to that, Mr. Hixon served as the Company’s Vice President of Store Development from December 4, 2006 to April 2008. Also in the past five years, Mr. Hixon worked as the owner of Diversified Resources, L.L.C., a strategic planning and business consulting firm.

▪	Jon A. Ramsey, age 41, served as Vice President and Controller of the Company from June 1, 2007 until February 21, 2008. On February 22, 2008, Mr. Ramsey was appointed as the Interim Vice President and Chief Financial Officer. On June 30, 2008, Mr. Ramsey was appointed back to his position as Vice President and Controller of the Company. From 1993 to 1999, Mr. Ramsey served in various capacities with the Company. Mr. Ramsey served as Controller for Salina Supply, Inc. from 1999-2005. Mr. Ramsey has approximately 10 years experience in the retail industry.

      Our mission as a company is to be the best broadline retailer in America, serving smaller, hometown communities. We strive every day to achieve that goal with our work ethic, quality selection of goods, competitive prices, and friendly service of bygone days.

      The Compensation Committee has designed our executive compensation program to reflect its philosophy that executive compensation should be directly linked to our Company’s mission, corporate performance and increased stockholder value. Relative to other companies, we believe that our program is relatively simple and conservative. For our most senior executive officers, the program consists primarily of three elements – base salary, an opportunity for an annual cash incentive award and an opportunity for stock option grants. Base salary increases, the size of the annual cash incentive awards and the size of the stock option awards for our most senior executive officers are determined in large part by reference to return on equity and other goals established by the Compensation Committee at the beginning of each year. These goals, even at the lowest level at which compensation can be awarded, are intended to be difficult to achieve relative to our prior year’s performance and relative to our competitors’ projected performance for the year. Furthermore, stock options granted will only have value if the price of our common stock increases after the date of grant.

      In addition, we expect that option awards to be made in Fiscal 2010 based on Fiscal 2009 performance may be smaller. In granting option awards in Fiscal 2010, the Compensation Committee has indicated that it intends to take into consideration the fact that the option grants made in Fiscal 2007 and 2008 based on our strong performance in Fiscal 2007 are significantly underwater, given their exercise price of between approximately $20 and $40 per share and our closing price on the last day of Fiscal 2009 was $8.61. To date, these options, as well as unexercised annual option grants made since 2000, have provided little value to the recipients, even though we are required to assign a significant value to the Fiscal 2008 option grants and certain prior year grants in our Summary Compensation Table. Consequently, the effectiveness of these options as a reward for performance, as an incentive for future performance and as a retention incentive has been significantly diminished. The Compensation Committee has also indicated that it intends to take into consideration the fact that our performance in Fiscal 2009 based on a number of financial measures was comparable relative to the performance of many other companies in the retail industry, reflective of a difficult retail environment. Although, the Compensation Committee is also aware that the lower exercise price of our stock option awards granted in Fiscal 2009 may be an incentive to executive officers because if the price of stock rises, these options awarded in Fiscal 2009 will become more valuable because of their low exercise price. The Compensation Committee may extend these considerations to other elements of our executive compensation program in Fiscal 2010 and beyond.

     Objectives of Our Compensation Program

     Generally, our compensation and benefits program objectives are to align compensation programs with our business objectives and stockholders’ interests, to reward our performance, to be externally competitive and internally equitable and to retain talent on a long-term basis. Our philosophy is to balance salary and benefits with incentive and equity compensation in order that the interests of the executive officers will be aligned with our stockholders. Specifically, the objectives of our programs are to:

•	Provide a competitive total compensation package to enable us to attract, engage and retain the workforce that will promote our future success;

•	Provide a short-term incentive compensation opportunity through our executive bonus plan, that is directly linked to performance goals;

•	Provide long-term incentive compensation opportunity through stock option awards that align executive compensation with the value received by our stockholders; and

•	Designing programs that align the economic interests of our executive officers more closely with those of our stockholders.

The objectives are implemented through our executive compensation program, which is comprised of the following primary elements:

•	Base salary and benefits are designed to attract and retain employees over time.

•

Annual cash awards are designed to focus employees on the objectives set by the Company for a particular year for overall Company performance goals. These goals are set to a level consistent with the Company’s business plan and philosophy, including enhancement of stockholder value.

•

Long-Term Incentives – stock options – focus executives’ efforts on the behaviors within the recipients’ control that we believe are necessary to ensure the long-term success of the Company, as reflected in increases in the Company’s stock prices over a period of several years, growth in earnings per share and other elements.

The Compensation Committee is afforded sufficient flexibility to use these elements, in addition to other benefits, in a way that it believes will accomplish its objectives.

How we Determine Compensation

      The Compensation Committee has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for executive officers, although the ultimate responsibility for approving the compensation programs of our named executive officers rests with the Board.

     The Compensation Committee met numerous times during the course of a fiscal year to review issues with respect to executive compensation matters. The agenda for each meeting of the Compensation Committee is prepared and/or approved by the chairman of the Compensation Committee in advance of the meeting. The chairman of the Compensation Committee may, but is not required to, invite members of management or other members of our Board of Directors to attend portions of meetings as deemed appropriate. The President and certain other executive officers may attend Compensation Committee meetings, but are not present during discussions or deliberations regarding their own compensation. Although it may do so in the future, in recent years the Compensation Committee has not used a consultant in considering compensation policies and programs for executive officers, but relies on the experience of its members, their familiarity with compensation programs of other companies, recommendations of management and informal surveys of the practices of companies whose business is deemed similar to the Company's by the Compensation Committee. Such companies include Dollar General Corp., Target Corp., Family Dollar Stores, Inc. and Fred’s Inc.

      Elements of Executive Compensation

As noted above, the principal ongoing components of our compensation program consist of base salary, the opportunity to earn annual bonuses based on Company performance and long-term equity based incentives.

     Base Salary. In the course of negotiating base salaries with our executive officers, we strive to take into account each individual's levels of experience and anticipated skills and contribution to us, our geographic location and informal market surveys indicating what competitive salaries might be. In setting base salaries of executive officers other than the President, the Compensation Committee also takes into account recommendations made by the President.

     When considering annual adjustments to the base salary of the President, the Compensation Committee typically takes into account the Company's performance and the Compensation Committee's assessment of his effectiveness in the performance of his duties. When considering annual adjustments to the base salaries of named executive officers other than the President, the Compensation Committee typically reviews each executive officer's existing base salary and, in determining whether to adjust base salary levels, takes into account the Company's performance, the President’s recommendations and assessments of each executive's growth, effectiveness in the performance of his or her duties and contributions to the Company’s business and length of service. The salaries shown in the Summary Compensation Table reflect annual adjustments from the beginning of Fiscal 2009 to the base salaries of the named executive officers present to the end of Fiscal 2009 as follows:

•                  Mr. Dale – 0.0%

•                  Mr. Johnson – 37.5%

•                  Mr. Canfield – 0.0%

•                 Mr. Ramsey– 9.1%

•                 Mr. Hixon– 25.0%

•     Mr. Sturdivant – 0.0%

Adjustments are sometimes made as a result of a promotion or other change in duties.  For example, Donny Johnson served as Senior Vice President – Chief Financial Officer (PFO) from the date he began with the company (August 1, 2007) through February 22, 2008, when he was appointed the Interim President and Chief Executive Officer, at which time he received a 37.5% increase in salary due to the change in responsibility. On July 1, 2008, Lawrence J. Zigerelli was appointed Chief Executive Officer, and Donny Johnson was appointed Executive Vice President – Chief Financial Officer.

      Annual Cash Incentive. We believe that a portion of an executive officer's total annual compensation should be incentive-based and that by rewarding good performance, such arrangements help align the interests of our named executive officers with those of our stockholders. Consequently, in Fiscal 2006, we began entering into arrangements whereby a contractual bonus would be paid based on Return on Equity (“ROE”).  Return on Equity for this purpose means earnings from continuing operations before discontinued operations, excluding cumulative change in accounting and one-time termination benefits recognized in accordance with FAS 146, divided by the average of stockholders’ equity and the beginning and end of the fiscal year. Accordingly, the Compensation Committee approved contractual bonus opportunities in Fiscal 2008 as follows: if the Return on Equity was between 10% and 12%, the executive officers would receive 80% of their contractual bonus, if it was between 12% and 14%, they would receive 100% of their contractual bonus and if it was over 14%, they would receive 140% of their contractual bonus. The Compensation Committee did not approve any contractual bonuses for Fiscal 2009 other than the new contractual bonus obligations under Mr. Zigerelli and Ms. Gilmartin’s employment agreements as further discussed below. Contractual bonuses, if any, are set forth in each executive officer’s employment agreement.

     Our employment agreements provide that bonuses must be repaid to the extent they are paid based on financial information that is later determined to be materially overstated and results in a financial restatement that would have lessened the amount of bonus paid the employee. Under the existing contracts with the named executive officers, the Company may elect to pay other bonuses in its sole discretion.  No such bonuses have been paid, however, Messrs. Johnson and Ramsey were given additional compensation for the role they played while performing their interim positions. If any such bonus were to be paid, it generally would be based on recommendations of the President and would require Compensation Committee approval.

     The Company has additional contractual bonus arrangements with each the Chief Executive Officer and President, Lawrence J. Zigerelli, and the Executive Vice President and Chief Operating Officer, Jane F. Gilmartin. In Lawrence J. Zigerelli and Jane F. Gilmartin’s employment contracts, they are each entitled a bonus based upon ROE of certain “bonus years.” The first bonus year is August 4, 2008 to August 2, 2009, and the second bonus year is August 3, 2009 to August 1, 2010. Under Mr. Zigerelli and Ms. Gilmartin’s bonus plan, they receives no bonus if ROE is under 7.49%, a bonus equal to 50% of their respective salary if ROE is 7.5% to 9.99%, a bonus equal to 75% of their respective salary if ROE is 10% to 12.49%, a bonus equal to 100% of their respective salary if ROE is 12.5% to 14.99%, a bonus equal to 125% of their respective salary if ROE is 15% to 17.49%, and a bonus of 150% of their respective salary if ROE is 17.5% or more.

     Long Term Incentives.       In May 1993, stockholders approved the Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan (the “1993 Plan”) whose purpose was to encourage key employees to participate in the ownership of and to promote the success of the business of the Company. The 1993 Plan was amended in 1997 and 1998. There were 650,000 shares of Common Stock authorized for issuance upon exercise of options under the 1993 Plan. The 1993 Plan expired on May 18, 2003 and the last of any outstanding options under the 1993 Plan expired on March 21, 2007.

     In May 2003, the stockholders approved the 2003 Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan (the “2003 Plan”). There are 500,000 shares of Common stock authorized for issuance upon exercise of options under the 2003 Plan. As of April 24, 2009, options for 103,250 shares remained available for issuance under the 2003 Plan. The 2003 Plan is administered by the Compensation Committee of the Board of Directors, whose members are appointed by the Board. The Chief Executive Officer provides recommendations to the Compensation Committee as to who might receive grants under the plans. The Compensation Committee, in its sole discretion, selects the employees to receive options based on the employee’s past material contributions to the performance of the Company or the expectation that the employee will make material contributions in the future. Only key employees are eligible to receive options, and we do not necessarily make annual option awards.

     Each outstanding option permits the holder to purchase shares of the Common Stock at a price equal to the fair market value of the stock at the time of the grant. The fair market value is defined as the mean between the high and low sales prices, if any, on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the date of the grant of the option. If no sales occurred on the grant date, the fair market value is the weighted average of the means between the highest and lowest sales on the nearest trading date before and after the date of grant. The number of shares and option price covered by outstanding options may be adjusted in the event of any stock dividend, stock split, reorganization, merger, consolidation, liquidation or any combination or exchange of shares of Common Stock.

     Severance Pay Arrangements. We compete in a marketplace where severance and change in control protections are commonplace and consequently, we have negotiated employment agreements containing termination and change in control provisions with our named executive officers to facilitate our ability to attract and retain them. The arrangements that we have agreed to are described fully under the section captioned “Potential Payments Upon Termination or Change in Control,” but generally provide for one year's base salary and benefits continuation for all named executive officers, in accordance with each named executive officer’s employment agreement, following termination without cause or a change in control of the Company.

     Other Annual Arrangements. Other than below, we do not provide perquisites of any significance and we do not have significant executive benefits, such as supplemental executive retirement plans or deferred compensation arrangements.

•	We paid premiums on a $100,000 life insurance policy for Mr. Canfield, although we generally try to avoid providing this benefit to new executives.

•	We provided Mr. Sturdivant with a company car because he was required to travel extensively during his employment.

•

We also made matching contributions to our executive officers’ accounts in our 401k plan. The contribution level is the same as for all employees, which is 50% of the amount contributed by the employee (which could not exceed $15,500 in Fiscal 2009) up to 4% of his base pay. Employees become fully vested in the Company's contributions after seven years.

     Tax, Accounting and Other Considerations

      Tax Considerations. Under IRC Section 162(m), publicly held companies may not deduct compensation paid to named executive officers to the extent that an executive’s compensation exceeds $1,000,000 in any one year, unless such compensation is “performance based.” Because our incentive programs have a retention purpose as well as an incentive purpose, our Compensation Committee generally has not viewed it as practicable or in our best interests to qualify compensation programs under 162(m). We do not anticipate that non-qualifying compensation of any named executive officer will approach the $1,000,000 limit in Fiscal 2010.

     Accounting Considerations. With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

     Employment Agreements

     Following is a list of the named executive officers employed with the company as of April 24, 2009, with which we have entered into employment agreements:

Name	Effective date
James Spencer Jane F. Gilmartin Lawrence J. Zigerelli Donny R. Johnson Jon A. Ramsey Tom L. Canfield, Jr.	December 15, 2008 July 24, 2008 July 1, 2008 August 1, 2007 June 1, 2007 January 5, 2006

     The Compensation Committee believes that employment agreements are important to both our executives and to us in that the executive benefits from clarity of the terms of his or her employment, as well as protection from wrongful termination, while we benefit from nondisclosure and non-competition protection, enhancing our ability to retain the services of our executives. The Compensation Committee periodically reviews the terms of the employment agreements and amends them as necessary to remain competitive and to carry out its objectives. Details of the terms of the specific employment agreements are discussed elsewhere in this proxy statement.

     Information Regarding Certain Named Executive Officers Who Are No Longer Employed With the Company

     Mr. Dale, who served as President and Chief Executive Officer, was terminated on February 22, 2008. In connection with the termination of Mr. Dale’s employment, the Company entered into a Separation and Release Agreement, the material terms of which follow:

•

The Company will pay Mr. Dale’s base salary of $365,000 per year until March 31, 2010, and will pay his monthly premiums of group health benefits under COBRA for 18 months after the termination date, and thereafter reimburse Mr. Dale on a monthly basis, an amount equal to the cost of such insurance until March 31, 2010.

•	Mr. Dale covenants not to solicit from, or compete with, the Company for a period of 12 months after the termination date.

•	The severance pay and benefits terminate in the event Mr. Dale violates the non-solicitation, non-compete, non-disclosure and release provisions of the agreement.

•	Mr. Dale provided a release of the Company containing provisions that are standard in agreements of this nature.

     Mr. Sturdivant who served as the Senior Vice President – Store Operations, was employed until April 11, 2008. Consistent with the terms of his employment agreement, he will receive 12 months base salary after the date his employment terminated, paid in accordance with our regular payroll practices over the 12 month period and he will continue all benefits coverage during such period.

     Mr. Hixon who served as the Company’s Vice President of Store Operations from December 4, 2006 to April 2008, and then was promoted to Senior Vice President – Store Operations, was employed until January 29, 2009. Consistent with the terms of his employment agreement, he will receive 12 months base salary after the date his employment terminated, paid in accordance with our regular payroll practices over the 12 month period and he will continue all benefits coverage during such period.

SUMMARY COMPENSATION TABLE (1)

FISCAL YEAR ENDED FEBRUARY 1, 2009

The following table shows the compensation that we paid to our principal executive officer ("PEO"), our principal financial officer ("PFO"), to each of our three other most highly compensated executive officers during the last fiscal year for services to us in all capacities, and two additional individuals for whom disclosure would have been provided but for the fact that such individuals were not serving as an executive officer as of the end of the last day of the last fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards(10) ($)	All Other Compensation(11)(12) ($)	Total ($)
Lawrence J. Zigerelli (2) President - Chief Executive Officer (PEO)	2009 2008 2007	233,333 N/A N/A	54,406 N/A N/A	46,906 N/A N/A	334,645 N/A N/A
Bruce C. Dale (3) President - Chief Executive Officer (PEO)	2009 2008 2007	365,000 365,000 345,000	0 244,133 220,971	10,219 27,982 74,449	375,219 637,115 640,420
Jane F. Gilmartin (4) Executive Vice President – Chief Operating Officer	2009 2008 2007	169,722 N/A N/A	34,149 N/A N/A	19,868 N/A N/A	223,739 N/A N/A
Donny R. Johnson (5) Executive Vice President- Chief Financial Officer (PFO)	2009 2008 2007	270,418 100,000 N/A	68,364 33,689 N/A	31,005 52,559 N/A	369,787 186,248 NA
Tom L. Canfield, Jr. Senior Vice President-Logistics/Administration	2009 2008 2007	180,000 180,000 165,203	39,319 39,770 20,796	13,021 14,011 12,954	232,340 233,781 198,953
James M. Spencer (6) Senior Vice President- Store Operations	2009 2008 2007	28,043 N/A N/A	6,052 N/A N/A	2,283 N/A N/A	36,378 N/A N/A
John R. Sturdivant (7) Senior Vice President- Store Operations	2009 2008 2007	195,000 195,000 174,000	0 60,978 53,675	21,703 21,181 21,350	216,703 277,159 249,025
Phillip D. Hixon (8) Senior Vice President- Store Operations	2009 2008 2007	183,333 140,000 22,556	0 26,798 4,459	11,091 11,580 860	194,424 178,378 27,875
Jon A. Ramsey(9) Vice President- Controller	2009 2008 2007	122,500 108,875 95,744	23,298 14,424 4,107	19,297 24,011 8,857	165,095 147,310 108,708

(1)

The Company does not provide executive officers with stock awards as compensation and, therefore, there are no stock awards to disclose on the Summary Compensation Table under SEC Regulation S-K 402(c).

(2)	Mr. Zigerelli was appointed to the position of Chief Executive Officer and President of the Company on July 1, 2008. His employment agreement provides for an annual base salary of $400,000.

(3)	Mr. Dale was terminated from his position as President and Chief Executive Officer on February 22, 2008.

(4)	Ms. Gilmartin was appointed to the position of Executive Vice President and Chief Operating Officer on July 24, 2008. Her employment agreement provides for an annual base salary of $325,000.

(5)

Mr. Johnson, whose employment contract in Fiscal 2009 provided for an annual salary of $200,000, served as Senior Vice President – Chief Financial Officer (PFO) from August 1, 2007, through February 22, 2008, when he was appointed the Interim President and Chief Executive Officer and his salary was increased to $275,000. Mr. Johnson served as Interim President and Chief Executive Officer until June 30, 2008. On July 1, 2008, Mr. Johnson was appointed the Company’s Executive Vice President – Chief Financial Officer.

(6)	Mr. Spencer was appointed to the position of Senior Vice President-Store Operations on December 15, 2008. His employment agreement provides for a base salary of $215,000.

(7)	Mr. Sturdivant served as Senior Vice President – Store Operations until April 11, 2008.

(8)	Mr. Hixon served as Senior Vice President – Store Operations until January 29, 2009.

(9)

Mr. Ramsey served as an Vice President and Controller of the Company from July 1, 2007 until February 22, 2008, when he was appointed as the Interim Vice President and Chief Financial Officer. Mr. Ramsey served in this interim position until June 30, 2008. On July 1, 2008, Mr. Ramsey resumed his role as the Vice President and Controller of the Company. During his term as the Interim Vice President and Chief Financial Officer, his salary increased to $130,000. His salary was reduced to $120,000 effective as of July 1, 2008.

(10)

The amount shown is the amount recognized for financial statement reporting purposes with respect to Fiscal 2009 in accordance with FAS 123R and, therefore, includes amounts from awards granted in and prior to Fiscal 2009. For a discussion of the valuation assumptions used, see Note 10 to the Company's Fiscal 2009 audited financial statements included in our Annual Report on Form 10-K.

(11)	Excludes perquisites and other benefits, unless the aggregate amount of such compensation equals or exceeds $10,000 for the named executive officer.

(12)	Includes:

•	premiums paid by the Company with respect to whole life insurance for Fiscal 2009 in the amount of $1,607 for Mr. Canfield;

•	contributions made by the Company for Fiscal 2009 to the named individual’s account in the Duckwall-ALCO Stores, Inc. 401K Plan in the amounts of: $3,600.00 to Mr. Canfield, $427.08 to Mr. Dale, $3,666.64 to Mr. Hixon, $4,358.31 to Mr. Johnson, $2,650.01 to Ramsey, $358.33 to Mr. Spencer, and $1,202.50 to Mr. Sturdivant;

•	discretionary bonus payments;

•	relocation repayment and legal fee reimbursement in the amount of $42,733.78 for Mr. Zigerelli, grossed up for tax purposes, paid in accordance with his employment contract;

•	$1,651.69 for Mr. Sturdivant for personal use of Company automobiles;

•	health and dental benefits provided by the Company for Fiscal 2009 to the named individuals: $4,171.58 for Mr. Zigerelli, $3,303.48 for Ms. Gilmartin, $7,814.10 for Mr. Canfield, $9,792 for Mr. Dale, $7,424.10 for Mr. Hixon, $6,646.86 for Mr. Johnson, $545.63 for Mr. Spencer, $6,646.66 for Mr. Ramsey, and $7,473.72 for Mr. Sturdivant;

•	relocation repayment in the amount of $16,565.40 for Ms. Gilmartin, paid in accordance with her employment contract; and

•	relocation repayment in the amount of $1,379 for Mr. Spencer, paid in accordance with his employment contract.

Grants of Plan-Based Awards (1)
Fiscal Year ENDED FEBRUARY 1, 2009

     The following table shows information regarding plan-based awards during Fiscal 2009 to the named executive officers.

Name	Award Type	Grant Date	Estimated future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)		($/Sh)	($)(4)(5)
Lawrence J. Zigerelli	ROE Bonus Stock Options	7/1/08	200,000	400,000	600,000	110,000	9.05	357,500
Bruce Dale	ROE Bonus Stock Options	-	0	0	0	0	-	-
Jane F. Gilmartin	ROE Bonus Stock Option	7/24/08	162,500	243,750	487,500	60,000	10.25	224,400
Donny R. Johnson	ROE Bonus Stock Options	5/14/08	0	0	0	20,000	15.61	105,400
Tom L. Canfield, Jr.	ROE Bonus Stock Options	5/14/08	0	0	0	- 10,000	- 15.61	52,700
James M. Spencer	ROE Bonus Stock Options	12/15/08	0	0	0	30,000	10.00	119,400
John R. Sturdivant	ROE Bonus Stock Options	-	0 -	0 -	0 -	0	-	-
Phillip D. Hixon	ROE Bonus Stock Options	2/4/08 5/1/08	0	0	0	10,000 10,000	21.13 15.61	61,400 52,700
Jon A. Ramsey	ROE Bonus Stock Options	5/14/08	0	0	0	10,000	15.61	52,700

(1)     The Company does not provide executive officers with stock awards or any equity incentive plan awards as compensation and, therefore, there are no stock awards or equity incentive plan awards to disclose on the Grants of Plan-Based Awards Table under SEC Regulation S-K 402(d).

(2)     Shown are the Threshold, Target and Maximum payouts for which each executive was eligible under the Company’s contractual bonus opportunities based on the Return on Equity thresholds for the bonus years under the terms of Mr. Zigerelli and Ms. Gilmartin’s employment agreement. Further detail regarding any bonus obligations can be found in the “Compensation Discussion and Analysis” under “Elements of Executive Compensation – Annual Cash Incentive.”

(3)     Awarded under our 2003 Incentive Stock Option Plan.

(4)     Amounts shown represent the full grant value of the awards computed in accordance with FAS 123R. For a discussion of the valuation assumptions used, see Note 10 to the Company's Fiscal 2009 audited financial statements included in our Annual Report on Form 10-K.

  (5)     Equity incentives to our executives have historically been limited to stock options. We are currently authorized to issue stock option awards under our 2003 Incentive Stock Option Plan, which is administered by the Compensation Committee. Based on recommendations of the President to the Compensation Committee, the Committee may grant options at any time. The options permit the holder to purchase shares of our stock at a price equal to the fair market value of the stock at the time of the grant. Thus, the options gain value only to the extent the stock price exceeds the option price. All of the options shown in the table become exercisable in equal amounts over a four-year period beginning one year subsequent to the grant date. Further detail regarding the 2003 Incentive Stock Option Plan can be found in the “Compensation Discussion and Analysis” under “Elements of Executive Compensation – Long Term Incentives.”

Employment Agreements

     With regard to the named executive officers, we currently have employment agreements with Messrs. Zigerelli, Johnson, Canfield, Spencer, and Ramsey and Ms. Gilmartin. These agreements include the following terms:

•

The term of Messrs. Johnson, Canfield, and Ramsey’s agreement is one year, which is automatically renewed for additional one year terms unless either party gives notice of its intention not to renew. The agreements for Messrs. Zigerelli and Spencer and Ms. Gilmartin do not have a term and each is an “at will” employee.

•

Each executive receives an annual base salary and is eligible to receive a bonus if the Company's Return on Equity meets a specified amount as the Board determines and provided the Board approves such bonus plan for the fiscal year. No such bonus plan was approved for Fiscal 2009. Further detail regarding any bonus obligations can be found in the “Compensation Discussion and Analysis” under “Elements of Executive Compensation – Annual Cash Incentive” for the thresholds for Fiscal 2009. The contractual amounts are as follows:

          Name                                          Base Salary           Bonus Opportunity

          Lawrence J. Zigerelli                    $400,000                  See Note 1

          Jane F. Gilmartin                          $325,000                  See Note 1

          Donny R. Johnson                        $275,000                  35%

          James M. Spencer                       $215,000                  35%

          Tom L. Canfield, Jr.                     $180,000                  35%

          Jon A. Ramsey                            $120,000                  25%

•	Non-interference and non-competition provisions that extend until the expiration of two years following termination of employment.

•

The executives may be entitled to certain payments and other benefits upon termination of their employment or change of control of Duckwall, as described in the section entitled “Potential Payments Upon Change of Control.”

•

Certain employment agreements provide for certain grants of stock options in the Company. Each named executive officers stock option grants are provided in the Outstanding Equity Awards at Fiscal Year End Table provided below.

•

Certain employment agreements provide each executive officer with certain reimbursements for moving expenses. Mr. Zigerelli’s employment agreement provided him with a $30,000 moving allowance, Ms. Gilmartin’s employment agreement provided her with a $20,000 moving allowance, and Mr. Spencer’s agreement provided him with a $10,000 moving allowance and a $30,000 real estate commissions and fees allowance.

The salaries payable under the employment agreements are reviewed annually and increased at the sole discretion of the Board of Directors based on the recommendation of the Compensation Committee.

NOTES:

(1) In Lawrence J. Zigerelli and Jane F. Gilmartin’s employment contracts, they are each entitled a bonus based upon ROE of certain “bonus years.” The first bonus year is August 4, 2008 to August 2, 2009, and the second bonus year is August 3, 2009 to August 1, 2010. Under Mr. Zigerelli and Ms. Gilmartin’s bonus plan, they receives no bonus if ROE is under 7.49%, a bonus equal to 50% of their respective salary if ROE is 7.5% to 9.99%, a bonus equal to 75% of their respective salary if ROE is 10% to 12.49%, a bonus equal to 100% of their respective salary if ROE is 12.5% to 14.99%, a bonus equal to 125% of their respective salary if ROE is 15% to 17.49%, and a bonus of 150% of their respective salary if ROE is 17.5% or more.

Outstanding Equity Awards at Fiscal Year-End (1)

Fiscal Year Ended FEBRUARY 1, 2009

     The following table shows information concerning stock options outstanding held by the named executive officers at February 1, 2009. No stock options of any of the named executive officers were repriced.

Name	Option Awards (2)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Lawrence J. Zigerelli	- -	100,000 10,000	9.05 9.05	7/1/2013 7/1/2013
Bruce C. Dale (3)	-	-	-	-
Jane F. Gilmartin	-	60,000	10.25	7/24/2013
Donny R. Johnson	6,250 -	18,750 20,000	39.67 15.61	08/01/2012 5/14/2013
Tom L. Canfield, Jr.	5,000 2,500 -	5,000 2,500 10,000	30.77 39.00 15.61	06/05/2011 12/04/2011 5/14/2013
James M. Spencer	-	30,000	10.00	12/15/2013
John R. Sturdivant (4)	-	-	-	-
Phillip D. Hixon(5)	5,000 - -	5,000 10,000 10,000	39.00 21.13 15.61	12/04/2011 02/04/2013 05/14/2013
Jon A. Ramsey	1,500 1,250 -	1,500 3,750 10,000	30.77 37.66 15.61	06/05/2011 05/14/2012 05/14/2013

(1)     The Company does not provide executive officers with stock awards or any equity incentive plan awards as compensation and, therefore, there are no stock awards or any compensation from an equity incentive plan to disclose on the Outstanding Equity Awards Table under SEC Regulation S-K 402(f).

(2)     Unless otherwise noted, all option awards with unexercisable shares listed in this table vest at a rate of 25% per year over the first four years of the option term. Options have a five year term.

(3)     Mr. Dale served as President and Chief Executive Officer for all of Fiscal 2008, but his employment was terminated on February 22, 2008. At the time of his termination, Mr. Dale was the owner of an option to purchase 50,000 shares at $18.25 and 12,500 shares at $30.77. Mr. Dale did not exercise these options within thirty (30) days of his termination as required by the 2003 Plan and all options have been cancelled. Further detail regarding the terms of his separation may be found in the section captioned “Compensation Discussion and Analysis – Information Regarding Certain Named Executive Officers Who Are No Longer Employed With the Company.”

(4)     Mr. Sturdivant served as Senior Vice President – Store Operations until April 11, 2008. As of the date his employment terminated, Mr. Sturdivant was the owner of an option to purchase 5,000 shares at $26.15 and 3,750 shares at $30.77. Mr. Sturdivant did not exercise these options within thirty (30) days of his termination as required by the 2003 Plan and all options have been cancelled.

(5)     Mr. Hixon served as Senior Vice President – Store Operations until January 29, 2009. At the time of his termination, Mr. Hixon was the owner of an option to purchase 5,000 shares at $39.00, and five days after his termination 2,500 shares became exercisable at the price of $21.13. Mr. Hixon did not exercise these options within thirty (30) days of his termination as required by the 2003 Plan and all options have been cancelled.

OPTION EXERCISES AND STOCK VESTED (1)

FOR Fiscal Year Ended FEBRUARY 1, 2009

     The following table shows information concerning the exercise of stock options by the named executive officers during the fiscal year ended February 1, 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Lawrence J. Zigerelli	0	-
Bruce Dale	0	-
Jane F. Gilmartin	0	-
Donny R. Johnson	0	-
Tom L. Canfield, Jr.	0	-
James M. Spencer	0	-
John R. Sturdivant	0	-
Jon A. Ramsey	0	-

(1)

The Company does not provide executive officers with stock awards as compensation and, therefore, there are no stock awards to disclose on the Option Exercises and Stock Vested Table under SEC Regulation S-K 402(g).

PENSION BENEFITS; NONQUALIFIED DEFERRED COMPENSATION PLANS

      The Company does not provide its named executive officers with any pension benefits, nor does it provide or have in place any nonqualified deferred compensation plans for its named executive officers.

Potential Payments Upon Termination or Change-in-Control

     Regarding the named executive officers, we currently have employment agreements with Messrs. Zigerelli, Johnson, Canfield, Spencer and Ramsey and Ms. Gilmartin (the “currently employed named executive officers”). Upon termination of their employment or a change of control of Duckwall, under certain circumstances, the currently employed named executive officers will be entitled to various payments and other benefits pursuant to their respective Employment Agreement. These payments and benefits are described below.

     If we terminate a currently employed named executive officer for cause, of if a currently employed named executive officer terminates his employment without good reason or if the termination is due to the currently employed named executive officer’s death or disability, we will pay the base salary through the date of termination, earned vacation pay and any benefits earned under any profit sharing or similar plan through the date of termination, to the extent and in the manner and at such times as provided in such plans. Following termination for disability, we also will maintain health and dental benefits for the officer and his family in accordance with each officer’s employment agreement.

     If we terminate a currently employed named executive officer without cause, the officer terminates for “Good Reason” or a “Change of Control,” or we fail to extend for a renewal term, we will pay salary through the date of termination, earned vacation pay and any benefits earned under any profit sharing or similar plan through the date of termination, to the extent and in the manner and at such times as provided in such plans. In addition, we will pay an additional year’s base salary in accordance with our regular payroll practices and continue all benefits coverage during such period as applicable pursuant to each employee’s employment contract. If the officer obtains employment with a competitor while we are making payments to him, amounts payable are subject to reduction by the amount received from the new employer.

     For purposes of this section:

•

By “disability,” we mean the officer's permanent disability or incapacity, as determined in accordance with any disability policy that we might maintain, or, if we do not have such a policy, as we determine in good faith based upon the inability of the officer to perform the essential functions of his position, with reasonable accommodation by us, for a period in excess of 180 days during any period of 365 calendar days.

•

“Good Reason” means assignment of the currently employed named executive officer to duties and responsibilities that are substantially inconsistent with the scope and duties and responsibilities set forth in the respective employment agreement and excludes a Change in Control.

•

“Change in Control” means an event required to be reported as a change in control under Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934 and generally will be deemed to occur upon (a) a person acquiring 40% or more of the shares or voting power of our stock, (b) the hostile replacement of at least the majority of our Board of Directors, or (c) a merger or sale of substantially all of our assets.

In December 2008, we had certain employees execute amendments to their employment contracts in order to comply with Internal Revenue Service Section 409A and its rules and regulations. Under this employment agreement amendment, the definition of “Good Reason” was amended to read the following:

     “Good Reason” means any of the following: (1) a material diminution in the Employee’s Base Salary; (ii)      any material diminution in Employee’s authority, duties or responsibilities; and (iii) any other action or      inaction that constitutes a material breach by the Company of the Employment Agreement.

     “Good Reason” no longer includes a Change of Control under the amended definition. The term “Good Reason” is intended to be an exempt “involuntary separation of service” under Treas. Reg. § 1.409A-1(n).

     In addition, a section was added to the employment agreement under the amendment, which provided for certain severance payments for termination upon a Change of Control. In order to comply with Internal Revenue Service Section 409A, such section provides that if an employee is terminated by the Company or voluntarily due to a Change of Control, then the employee’s severance does not begin being paid until the 7th month after the date of termination.

     The named executive officers that signed such an amendment to their employment agreement are the following: Lawrence J. Zigerelli, Jane F. Gilmartin, James M. Spencer, Donny R. Johnson, Jon A. Ramsey, Phillip D. Hixon, and Tom L. Canfield, Jr.

     The following table shows the amounts we would have been required to pay each of the currently employed named executive officers assuming that any of the following occurred as of February 1, 2009: (i) a termination by reason of disability, (ii) a termination by us without cause or by the officer with Good Reason, or (iii) a termination because of a Change in Control. All payments are paid over the remaining term of the officer's employment agreement in accordance with the Company’s current payroll procedures; none are lump sum. If an officer obtains employment with a competitor while we are making payments to him, amounts payable are subject to reduction by the amount received from the new employer. See the section captioned “Compensation Discussion and Analysis – Information Regarding Certain Named Executive Officers Who Are No Longer Employed With the Company” for amounts being paid to Mr. Dale, Mr. Sturdivant and Mr. Hixon in connection with the termination of their employment with the Company.

Name	Termination due to Disability(1)	Without Cause by the Company or Good Reason by the Executive (2)	Change in Control (3)(4)
Lawrence J. Zigerelli	0	400,000	0
Jane F. Gilmartin	0	325,000	0
James M. Spencer	6,548	216,637	216,637
Donny R. Johnson	6,548	281,548	276,637
Tom L. Canfield, Jr.	7,228	187,228	181,807
Jon A. Ramsey	6,548	126,548	121,637

(1)

The numbers in this column represent the amount of health and dental benefits that each currently named employed executive officer shall be paid under the terms of each executive’s employment agreement. Except for Mr. Zigerelli and Ms. Gilmartin, who do not receive any continued benefits upon disability, all executives receive such benefits for a period of twelve months after disability. Also, under the Employment Agreements, an employee has the right to “Earned Obligations” or “Accrued Compensation” if employment is terminated due to disability. Under the employment agreements, “Earned Obligations” and “Accrued Compensation” is defined as: (1) the employee’s base salary through the date of termination that has not yet been paid; and (2) all vacation pay, expense reimbursements and other cause entitlements earned by the employee before the date of termination that have not yet been paid. The employee is also entitled to any benefits as of the date of termination under all qualified and non qualified retirement, pension, profit sharing and similar plans, if any, of the Company. Under Mr. Zigerelli and Ms. Gilmartin’s employment agreements, each are also entitled to any earned but unpaid bonuses for any bonus period that ended before the termination date, and if death or disability occurs more than six months after the last bonus period, a pro-rated bonus on the date that such bonus would have been paid.

(2)

This amount represents the one year base salary that will be paid to each currently named employed executive officer in accordance with the Company’s then current payroll procedures and the amount of health and dental benefits that each will be provided with under each executive’s employment agreement. Messrs. Johnson, Canfield and Ramsey receive such benefits for twelve months, Mr. Spencer receives such benefits for three months and Mr. Zigerelli and Ms. Gilmartin do not receive any such benefits due to termination without cause or for Good Reason. Under the employment agreements, an employee is also entitled to Earned Obligations and Accrued Compensation and benefits, as discussed in Note 1, if employment is terminated without cause or for Good Reason. In addition, Mr. Zigerelli and Ms. Gilmartin are entitled to any earned but unpaid bonus for any bonus period that ended before the termination date and if termination occurs more than six months after the last bonus period, a pro-rated bonus on the date that such bonus would have been paid.

(3)

Under the 2003 Plan, Mr. Zigerelli’s Non Qualified Stock Option Plan and Incentive Stock Option Plan, and Ms. Gilmartin’s Incentive Stock Option Agreement, all stock options accelerate and vest in the event of a Change in Control. As of the close of business on February 1, 2009, the closing price of the Company's common stock on NASDAQ was $8.61. Were the Company to have accelerated the vesting of unvested options because of a Change in Control event on such date, the excess of the fair market value of the shares subject to unvested options held by the named executive officers over the weighted average exercise price of such options would have been $0 for all of the named executive officers.

(4)

This amount represents the one year base salary that will be paid to each currently named employed executive officer in accordance with the Company’s then current payroll procedures, except for Mr. Zigerelli and Ms. Gilmartin who do not receive base salary upon termination due to a Change of Control. This amount also includes any health or dental benefits that each executive will receive due to a Change in Control. Messrs. Johnson, Canfield, Ramsey and Spencer each receive such benefits for three months and Mr. Zigerelli and Ms. Gilmartin receive no such benefits due to a Change of Control. Under the employment agreements, Messrs. Johnson, Canfield, Ramsey and Spencer are also entitled to Earned Obligations or Accrued Compensation and benefits, as discussed in Note 1, if employment is terminated by the company or voluntarily due to a Change of Control, but Mr. Zigerelli and Ms. Gilmartin are not entitled to such compensation.

DIRECTOR COMPENSATION
FISCAL YEAR ENDED FEBRUARY 1, 2009

     The Compensation Committee has the responsibility for the determination and the administration of all aspects of the compensation policies and programs for directors.

     As discussed in the Compensation Discussion & Analysis for executive compensation, the Compensation Committee met numerous times during the course of Fiscal 2009 to review issues with respect to compensation matters, including director compensation. The agenda for each meeting of the Compensation Committee is prepared and/or approved by the chairman of the Compensation Committee in advance of the meeting. The chairman of the Compensation Committee may, but is not required to, invite members of management or other members of our Board of Directors to attend portions of meetings as deemed appropriate. The President and certain other executive officers may attend Compensation Committee meetings. Although it may do so in the future, in recent years the Compensation Committee has not used a consultant in considering compensation policies and programs for directors, but relies on the experience of its members, their familiarity with compensation programs of other companies, recommendations of management and informal surveys of the practices of companies whose business is deemed similar to the Company's by the Compensation Committee. Such companies include Dollar General Corp., Target Corp., Family Dollar Stores, Inc. and Fred’s Inc.

     Directors are paid a base compensation equal to $7,500 per quarter that the director serves on the Board of Directors. Each director receives additional payments for attending special meetings and for being on committees of the Board of Directors. The additional compensation for attendance at any special meeting of the Board of Directors is $500 per meeting attended and the additional compensation for being on a committee is $500 per quarter. The Chairman of the Board of Directors receives quarterly compensation of $13,500 for his duties, which is an additional $6,000 to the Chairman’s base compensation, and each Chairman of a committee of the Board of Directors receives additional quarterly compensation equal to $875.

     Each director is eligible to participate in the Duckwall-ALCO Stores, Inc. Non-Qualified Stock Option Plan for Non-Management Directors (the “Plan”), as long as the directors are not otherwise officers or employees of the Company. The Plan was approved on May 23, 2006, by the stockholders. The purpose of the Plan is to aid the Company in competing with other companies for director services, to provide incentives for directors to remain with the Company and to reward those directors that do remain with the Company. The Plan provides that a maximum of 120,000 shares could be issued under the Plan. A proposal passed in the 2008 annual meeting of the stockholders that increased the number of maximum shares that could be issued under the Plan to 200,000. The options are granted at the fair market value as of the date it is granted, or if the markets are not open on the granting date, the next day the markets are open. All option awards vest at a rate of 25% per year over the first four years of the option term. Options have a five year term. The Compensation Committee is responsible for the administration of the Plan.

     The following table provides compensation paid to individuals that served as directors during Fiscal 2009.

DIRECTOR COMPENSATION TABLE (1)

Name	Fees Earned or Paid in Cash ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Warren H. Gfeller (3)	17,000	0	0	17,000
Dennis A. Mullin (4)	9,875	0	0	9,875
Lolan C. Mackey	37,563	51,400	0	88.963
Raymond A. French (5)	0	0	0	0.00
Robert L. Ring (3)	10,375	0	0	10,375
Dennis E. Logue	36,250	51,400	0	87,650
Patrick G. Doherty (6)	13,813	0	0	13,813
Royce Winsten (7)	62,820	44,799	0	107,618
James G. Hyde (8)	48,517	44,594	0	93,111

(1)

The Company does not provide any stock awards, nonequity incentive plan compensation, pension plan, or deferred compensation earnings to its directors and, therefore, there is no such compensation to disclose under SEC Regulation S-K 402(k).

(2)

The options were awarded under the Duckwall-Alco Stores, Inc. Non-Qualified Stock Option Plan for Non Management Directors. The amounts shown represent the compensation cost recognized in Fiscal 2009 in accordance with FAS 123R, and therefore include amounts from awards granted in and prior to Fiscal 2009. For a discussion of the valuation assumptions used, see Note 10 to the Company's Fiscal 2009 audited financial statements included in our Annual Report on Form 10-K.

(3)	Resigned from the Board during Fiscal 2009, effective March 7, 2008.

(4)	Resigned from the Board during Fiscal 2009, effective March 11, 2008.

(5)

Appointed to the Board during Fiscal 2009, effective March 7, 2008. Mr. French’s compensation is $0.00 because Mr. French chooses to waive all compensation and payments for his service on the Board of Directors.

(6)	Mr. Doherty was appointed to the Board effective June 11, 2007, and resigned during Fiscal 2009, effective March 11, 2008.

(7)	Mr. Winsten was awarded 30,000 stock options on March 27, 2008 at $12.02 and an additional 20,000 stock options on May 12, 2008 at $14.96.

(8)

Appointed to the Board during Fiscal 2009, effective March 7, 2008. Mr. Hyde was awarded 20,000 stock options on March 27, 2008 at $12.02 and an additional 30,000 stock options on May 12, 2008 at $14.96.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table sets forth certain information as of April 7, 2009, regarding the beneficial ownership of Company stock by:

•	each of our directors and nominees;

•	each of our named executive officers;

•	all of our executive officers, directors and nominees as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

     All information with respect to beneficial ownership has been furnished by the respective directors, nominees, officers or 5% or more stockholders, as the case may be, or by documents filed with the Securities and Exchange Commission. For the purposes of the table, a person is deemed to be a beneficial owner of shares if the person has or shares the power to vote or to dispose of them. Except as otherwise indicated in the table or the footnotes below, as of April 7, 2009 each person had sole voting and investment power over the shares listed in the beneficial ownership table and all stockholders shown in the table as having beneficial ownership of 5% or more of either of the classes of stock had as a business address 401 Cottage Street, Abilene, KS 67410-2832. Stockholders disclaim beneficial ownership in the shares described in the footnotes as being “held by” or “held for the benefit of” other persons. No executive officer or director has pledged as security any beneficially owned stock.

	Amount	Percent
Name	Beneficially Owned	of Class
Lawrence J. Zigerelli (1)	10,000	*
Jane F. Gilmartin (2)	0	*
James M. Spencer (3)	0	*
Jon A. Ramsey(4)	7,250	*
Bruce C. Dale (5)	10,000	*
Tom L. Canfield, Jr. (6)	19,255	*
John R. Sturdivant (7)	0	*
Donny R. Johnson (8)	14,750	*
Phillip D. Hixon(9)	0	*
Lolan C. Mackey (10)	15,000	*
James G. Hyde (11)	23,500	*
Raymond A.D. French (12)	543,517	14.3%
Dennis E. Logue (13)	15,500	*
Royce Winsten (14)	12,500	*
James V. Worth (15)	0	*
All directors and executive officers as a group (there are 14 total in group)	671,272	17.7%
William Blair & Company, L.L.C. (16)	426,331	11.2%
Heartland Advisors, Inc. (17)	380,400	10.0%
Dimensional Fund Advisors, Inc. (18)	345,584	9.1%
Michael F. Price (19)	324,664	8.5%
Scott L. Barbee (20)	279,953	7.4%
Franklin Resources, Inc. (21)	238,000	6.3%

*     Less than one percent.

(1)	Mr. Zigerelli’s address is 2919 Marlatt, Manhattan, Kansas 66502.

(2)	Ms. Gilmartin’s address is 1555 Jefferson Ridge, Apt. 6, Manhattan, Kansas 66502.

(3)	Mr. Spencer’s address is 2311 NW Harvard Walk, Bentonville, Arkansas 72712.

(4)

Mr. Ramsey’s entire amount of shares is represented by stock options that are currently exercisable or will become exercisable by June 7, 2009. Mr. Ramsey’s address is 1805 Bluestem Lane, Salina, Kansas 67401.

(5)

Mr. Dale, whose address is 1600 Park Place Court, Abilene, KS 67410, was terminated effective as of February 22, 2008. At the time of his termination, Mr. Dale was the owner of an option to purchase 50,000 shares at $18.25 and 12,500 shares at $30.77. Mr. Dale did not exercise these options within thirty (30) days of his termination as required by the 2003 Plan and all options have been cancelled.

(6)	Includes 10,000 shares represented by stock options that are currently exercisable or will become exercisable by June 7, 2009. Mr. Canfield’s address is 907 Maple, Abilene, Kansas 67410.

(7)

Mr. Sturdivant, whose address is 1504 Park Place Court, Abilene, KS 67410, was terminated April 11, 2008. At that time, Mr. Sturdivant was the owner of an option to purchase 5,000 shares at $26.15 and 3,750 shares at $30.77. Mr. Sturdivant did not exercise these options within thirty (30) days of his termination as required by the 2003 Plan and all options have been cancelled.

(8)	Includes 11,250 shares represented by stock options that are currently exercisable or will become exercisable by June 7, 2009. Mr. Johnson’s address is 1810 Bluestem Lane, Salina, Kansas 67401.

(9)

Mr. Hixon, whose address is 1705 Parkplace Court, Abilene, Kansas 67410, was terminated from his position as Senior Vice President – Store Operations on January 29, 2009. At the time of his termination, Mr. Hixon was the owner of an option to purchase 5,000 shares at $39.00, and five days after his termination 2,500 shares became exercisable at the price of $21.13. Mr. Hixon did not exercise these options within thirty (30) days of his termination as required by the 2003 Plan and all options have been cancelled.

(10)	Mr. Mackey’s address is 27 Glenbrook, Bentonville, AR 72712. Includes 15,000 shares represented by stock options that are currently exercisable or will become exercisable by June 7, 2009.

(11)

Mr. Hyde’s address is 102 Naples Road, #1, Brookline, MA 02446. Mr. Hyde’s shares include 12,500 shares represented by stock options that are currently exercisable or will become exercisable by June 7, 2009.

(12)

Includes 543,517 shares held by Strongbow Capital, Ltd., of which Strongbow Capital Management is the controlling entity. Mr. French is the Chairman of both Strongbow Capital, Ltd. and Strongbow Capital Management and is the controlling person of Strongbow Capital Management, Ltd. By virtue of their relationships to Strongbow Capital, Ltd., Strongbow Capital Management, Ltd. and Mr. French beneficially own and have shared power to vote and to dispose or direct the disposition of the shares held by Strongbow Capital, Ltd. The address of Mr. French is, 19 The Elms, Lezayre Road, Ramsey, Isle of Man IM82TA. The address for Strongbow Capital, Ltd. and Strongbow Capital Management, Ltd. is Queensgate House, P.O. Box 1234GT, South Church Street, George Town, Cayman Islands. Ownership information was obtained from Schedule 13D, filed as of March 7, 2008.

(13)	Mr. Logue’s address is 116 Shaker Blvd, Enfield, NH 03748. Includes 15,000 shares represented by stock options that are currently exercisable or will become exercisable by June 7, 2009.

(14)	Mr. Winsten’s address is 1495 Jusmar Drive, Sea Girt, NJ 08750. All of Mr. Winsten’s shares are represented by stock options that are currently exercisable or will become exercisable by June 7, 2009.

(15)	Mr. Worth is a nominee for the Company’s Board of Directors and his address is 101 Madison Avenue, Spring Lake, NJ 07762.

(16)	William Blair & Company, L.L.C.’s address is 222 W. Adams, Chicago, Illinois 60606. Ownership information was obtained from Schedule 13G, filed as of December 31, 2008.

(17)	Heartland Advisors, Inc.’s address is 789 N. Water St., Suite 500, Milwaukee, WI 53202. Ownership information was obtained from Schedule 13G, filed as of December 31, 2008.

(18)	Dimensional Fund Advisors, Inc.’s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Ownership information was obtained from Schedule 13G, filed as of December 31, 2008.

(19)	Includes 324,664 owned by MFP Investors, LLC, a Delaware limited liability company (“MFP LLC”). Of these 324,664 shares, MFP Partners, L.P., a Delaware limited partnership (“MFP LP”) has the shared voting power for 265,300 of these shares. Michael F. Price is the controlling person of MFP LLC. Mr. Price, as the controlling person, has the power to vote, dispose of and direct the shares owned by MFP LLC. The address of MFP LLC, MFP LP and Mr. Price is: 667 Madison Avenue, 25th Floor, New York, NY 10065. Ownership information was obtained from Schedule 13G, filed as of December 31, 2008.

(20)	Includes 263,453 shares that are shared in voting power with Aegis Financial Corporation, a Delaware corporation (“Aegis”). Scott L. Barbee is the controlling person of Aegis. Mr. Barbee, as the controlling person for such entity, has the power to vote, dispose of, and direct these 263,453 shares. The address for Aegis and Mr. Barbee is: 1100 North Glebe Road, Suite 1040, Arlington, Virginia, 22201. Ownership information was obtained from Schedule 13G, filed as of December 31, 2008.

(21)	Franklin Resources, Inc.’s address is One Franklin Parkway, San Mateo, CA 94403. Ownership information was obtained from Schedule 13G, filed as of December 31, 2008.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon recommendation of the Board's Audit Committee, has selected the independent certified public accounting firm of KPMG LLP as the Company's independent accountants to audit the consolidated financial statements of the Company for the fiscal year ending January 31, 2010. Stockholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Board's decision in this regard. KPMG LLP has served as the Company's independent accountants since 1969. A representative of KPMG LLP is expected to be present at the Annual Meeting. If present, such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended February 1, 2009 and February 3, 2008, and fees billed for other services rendered by KPMG LLP.

	2009	2008
Audit fees	$1,144,233	$1,118,597
Audit related fees (1)	-	-
Tax fees (2)	-	-
All other fees (3)	-	-
Total fees	$1,144,233	$1,118,597

(1) Audit-related fees consist of fees for consultation with respect to documentation of internal controls over financial reporting and the requirements of PCAOB Auditing Standards No. 2. We did not pay any such fees to KPMG during the last two fiscal years.

(2) We did not pay any fees to KPMG during the last two fiscal years for services related to taxes.
(3) We did not pay any fees to KPMG during the last two fiscal years for any other services not included in the categories listed above.

The Audit Committee selected KPMG LLP to serve as the Company's independent accountants, after considering KPMG LLP's independence and effectiveness. The Audit Committee pre-approves all audit and non-audit services to be performed by KPMG LLP and the fees and other compensation to be paid to KPMG LLP by reviewing and approving the overall nature and scope of the audit process, reviewing and approving any requests for non-audit services and receiving and reviewing all reports and recommendations of KPMG LLP. One hundred percent (100%) of the non-audit services provided by KPMG LLP were pre-approved by the Audit Committee.

Submission of the selection of the independent accountants to the stockholders for ratification will not limit the authority of the Board of Directors to appoint another independent certified public accounting firm to serve as independent accountants if the present accountants resign or their engagement otherwise is terminated.

The Board of Directors recommends that you vote for ratification and approval of the selection of KPMG LLP.

Related Party Transactions

Dennis A. Mullin resigned form the Board effective as of March 11, 2008. During Fiscal 2008 and until his resignation in Fiscal 2009, Mr. Mullin was the Chairman of the Company’s Audit Committee and a member of the Company’s Board of Directors. Mr. Mullin is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns one store leased to the Company. Mr. Mullin is also Chairman of MBI, Inc., which owns one store leased to the Company. Mr. Mullin is a partner in DAB #1, which owns one store leased to the Company. Mr. Mullin is also a co-trustee and/or co-executor of three trusts or estates that own stores leased to the Company. During Fiscal 2009, the Company paid fixed rentals aggregating approximately $635,791.49 and percentage rentals aggregating approximately $61,954.56 to these entities.

Donny R. Johnson, Tom L. Canfield, Jr., Jon A. Ramsey and Lawrence J. Zigerelli are four of the five members of the administrative committee of the Duckwall-ALCO Stores, Inc. Retirement Plan and Trust (the “Retirement Plan”). As of March 31, 2009, the Retirement Plan did not own any shares of Common Stock of the Company.

Directors, executive officers are subject to our written Code of Conduct and Ethics that requires prior Audit Committee approval before any such person engages in an activity that may conflict with his or her duties to the Company. Examples of the types of transactions covered by this policy include the following:

•	obtaining a significant financial interest in one of the Company's suppliers;

•	accepting improper personal benefits from a customer or supplier of the Company;

•	engaging in a significant personal business transaction with the Company; and

•	using Company property for personal gain.

Annually we solicit information about transactions between the Company and its directors and executive officers, their immediate family members and affiliated entities, including information concerning the nature of each transaction and the amount involved. Our internal counsel reviews this information to determine whether any transaction is subject to disclosure under applicable rules, and the information is presented to the Board in connection with its assessment of each director's independence. The only transactions disclosed by any director or executive officer with respect to Fiscal 2009 are those concerning Mr. Mullin discussed in this section.

Equity Compensation Plan Information

The following table provides information as of the last day of Fiscal 2009 regarding shares outstanding and available for issuance under our existing equity compensation plans that have been approved by shareholders. These plans include the Company’s 2003 Incentive Stock Option Plan discussed in detail in the “Compensation Discussion and Analysis” under the “Long Term Incentives” heading, and the Company’s Non-Qualified Stock Option Plan for Non-Management Directors discussed in detail in the “Director Compensation” section.

Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance
545,375	$19.04	148,250

The following table provides information as of the last day of Fiscal 2009 regarding shares outstanding and available for issuance under a certain equity compensation plan for Mr. Zigerelli that was not approved by the shareholders. This plan is pursuant to a certain Non-Qualified Stock Option Agreement with Mr. Zigerelli as part his starting employment at the Company. Under the terms of the Agreement Mr. Zigerelli was granted the right to purchase 10,000 shares of the Company’s common stock at a purchase price of $9.05, which was equal to the closing price of the common stock on the NASDAQ Global Market Exchange on the grant date.  The options will vest in equal amounts over a four year period unless certain Company events occur. The options will terminate if Mr. Zigerelli ceases to be a full time employee of the Company. The options will also terminate, if unexercised, five years from the date of grant. The Company issued these shares from the unissued shares authorized.

Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance
10,000	$9.05	0

The following table provides information as of the last day of Fiscal 2009 regarding the total number of shares outstanding and available for issuance under all of our existing equity compensation plans.

Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance
555,375	$18.86	148,250

16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in the Company's Common Stock and other equity securities. Securities and Exchange Commission regulations require directors, executive officers and greater than 10% stockholders to furnish the Company with copies of all Section 16(a) reports they file.

To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during Fiscal 2009 there has been complete compliance with the filing requirements applicable to its directors, executive officers, and greater than 10% stockholders under Section 16(a) filing requirements.

CODE OF ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics for Directors and Senior Officers (including the Company’s President, Chief Financial Officer and Controller) and a Code of Business Conduct and Ethics for Associates that applies to all employees. These codes are available on the Company’s website at http://www.alcostores.com/company_information/investor_relation/ALCO_Corp_Goverance.html. The Company intends to disclose any amendment to or waiver from the code applicable to any principal executive officer, principal financial officer or principal accounting officer on a Form 8-K or on its website.

     OTHER BUSINESS OF THE MEETING

A Proxy confers discretionary authority with respect to the voting of shares represented by the proxy regarding any other business that properly may come before the meeting as to which the Company did not have notice prior to March 24, 2009.  The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

ANNUAL REPORT

This Proxy Statement is accompanied by the Company's 2009 Annual Report including financial statements for the year ended February 1, 2009. Upon written request to the Corporate Secretary of the Company at 401 Cottage Street, Abilene, Kansas 67410-2832, by any stockholder whose proxy is solicited hereby, the Company will furnish a copy of its 2009 annual report on Form 10-K, together with financial statements and schedules thereto, without charge to the requesting stockholder. The Form 10-K may also be obtained through the Internet at http://www.duckwall.com/company_information/investor_relation/ ALCO_annual.html.

HOUSEHOLDING

Only one copy of the Company’s Annual Report and Proxy Statement has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders.  This procedure is referred to as “householding.”  In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials.  The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address.  If you wish to receive a separate copy of the Annual Report and Proxy Statement, you may write to the Corporate Secretary of the Company at 401 Cottage Street, Abilene, Kansas, 67410-2832 or call the Corporate Secretary at (785) 263-3350 x284.  You can contact your broker or bank to make a similar request.  Stockholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker or bank, provided they have determined to household proxy materials.

COMMUNICATIONS FROM STOCKHOLDERS

Although the Company does not have a formal policy concerning stockholders communicating with the Board or individual directors, stockholders may send communications to the Board at the Company’s business address at Duckwall-Alco Stores, Inc., 401 Cottage Street, Abilene, Kansas, 67410-2832, attention Office of the Secretary.

Upon receipt of a communication for the Board or an individual director, the Secretary will promptly forward any such communication to all the members of the Board or the individual director, as appropriate. If a communication to an individual director deals with a matter regarding the Company, the Secretary or appropriate officer will forward the communication to the entire Board, as well as the individual director.

Although neither the Board nor a specific director is required to respond to a stockholder communication, responses will generally be provided, subject to the following procedures and limitations. To avoid selective disclosure, the Board or the individual directors may respond to a stockholder's communication only if the communication involves information which is not material or which is already public, in which case the Board, as a whole, or the individual director may respond, if at all:

•	directly, following consultation with the office of the Secretary or other advisors, as the Board determines appropriate;

•	indirectly through the office of the Secretary or other designated officer, following consultation with the Secretary or other advisors, as the Board determines appropriate;

• •

directly, without additional consultation; indirectly through the office of the Secretary or other designated officer, without additional consultation; or

pursuant to such other means as the Board determines appropriate from time to time.

If the communication involves material non-public information, the Board or individual director will not provide a response to the stockholder. The Company may, however, publicly provide information responsive to such communication if (following consultation with the office of the General Counsel or other advisors, as the Board determines appropriate) the Board determines disclosure is appropriate. In such case, the responsive information will be provided in compliance with Regulation FD and other applicable laws and regulations.

     STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

If you want to submit a proposal for inclusion in our proxy statement for the 2010 Annual Meeting of Stockholders (presently scheduled to be held on June 3, 2010), you may do so by following the procedures in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive office, at the following address: 401 Cottage Street, Abilene, Kansas, 67410-2832, Attention: Secretary, no later than January 8, 2010 (120 days before the date of mailing based on this year’s Proxy Statement date).

Additionally, in accordance with Rule 14a-4(c)(1) under the Exchange Act, if a stockholder intends to present a proposal for business to be considered at the 2010 Annual Meeting of Stockholders but does not seek inclusion of the proposal in the Company’s Proxy Statement for that meeting, the Company must receive the proposal by March 24, 2010 (45 days before the date of mailing based on this year’s Proxy Statement date) for it to be considered timely received. If notice of a stockholder proposal is not timely received, the individuals appointed as proxy holders will be authorized to exercise discretionary authority with respect to the proposal.

By Order of the Board of Directors

                        Charles E. Bogan

                        Secretary

May 8, 2009

Abilene, Kansas

DUCKWALL-ALCO STORES, INC. E-PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on the 4th day of June, 2009.

The proxy statement, annual report to stockholders, and proxy card are available at http://www.alcostores.com/proxy/.

MEETING INFORMATION

     The annual meeting of the stockholders of Duckwall-ALCO Stores, Inc. (the “Company”) will be on the 4th day of June, 2009 at 10:00 a.m. at 401 Cottage Street, Abilene, Kansas. If action is to be taken by the Company by written consent, the earliest date on which the corporate action may be effected is June 4, 2009.

The Company shall act on the following matters at the annual meeting:

•

To elect five directors to serve on our Board of Directors for a one-year term and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010; and

•	To act upon any other business that may properly come before the annual meeting or any adjournments of that meeting.

The Company’s recommendations on the above referenced matters are:

•	The Board of Directors recommends that you vote for the election of Royce Winsten, Raymond A.D. French, Lolan C. Mackey, Dennis E. Logue and James V. Worth as directors; and

•	The Board of Directors recommends that you vote in favor to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010.

     We are providing a full set of the printed proxy materials to you, including a printed proxy card that you may execute and return to us in a self addressed stamped envelope that is provided to you, the proxy statement and the annual report (collectively, “Proxy Materials”), but our Proxy Materials are also available on the internet at http://www.alcostores.com/proxy/.

     The following Proxy Materials are available on the above referenced website: the Company’s annual report, the proxy statement and the proxy card.
     The following are instructions on how to access the Proxy Materials on the above referenced website:

•	Go to http://www.alcostores.com/proxy/.

•	The website provides a link to each the proxy statement, the annual report and the proxy card in both HTML and PDF format.

•	Click on Proxy Materials that you would like to view.

•	The Proxy Materials will upload to your computer and you will be able to view and print them from your computer.

     Any stockholder may attend the meeting and vote in person by appearing at our annual meeting site located at 401 Cottage Street, Abilene, Kansas. You are cordially invited to attend and your vote is important to us.

ANNUAL MEETING PROXY CARD FOR STOCKHOLDERS

Duckwall-ALCO Stores, Inc.

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

ANNUAL MEETING PROXY CARD

• PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE •

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors	01 – Royce Winsten 04 – Dennis E. Logue	02 – Raymond A.D. French 05 – Lolan C. Mackey	03 – James V. Worth	+

☐ Mark here to vote FOR all nominees
☐ Mark here to WITHHOLD vote from all nominees
☐ For All EXCEPT – To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right	01 02 03 04 05 ☐ ☐ ☐ ☐ ☐

2. Ratification of KPMG LLP as independent accountants for the Company for the fiscal year ending January 31, 2010.	For Against Abstain ☐ ☐ ☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign your name exactly as it appears hereon. If signing as a representative, please include capacity.

Date (mm/dd/yyyy )— Please print date below.     Signature 1 — Please keep signature within the box.     Signature 2 — Please keep signature within the box.

/	/

+

    • PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE •

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Proxy— DUCKWALL-ALCO STORES, INC.

ANNUAL MEETING JUNE 4, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Duckwall-ALCO Stores, Inc., a Kansas Corporation, appoints Mr. Donny R. Johnson and Mr. Charles E. Bogan or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned with full power of substitution to vote all of the shares which the undersigned is entitled to vote at the annual meeting of the stockholders to be held at the offices of the Company, 401 Cottage Avenue, Abilene, Kansas, on June 4, 2009 at 10:00 A.M. CDT and at any adjournment thereof, with all the power the undersigned would possess if personally present, as stated on the reverse side.

THIS PROXY WILL BE VOTED “FOR” ALL ITEMS IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. IN THEIR DISCRETION, THE ATTORNEYS-IN-FACT ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS PROPERLY MAY COME BEFORE THE MEETING.

ANNUAL MEETING PROXY CARD FOR BROKERS

    Duckwall-ALCO Stores, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

ANNUAL MEETING PROXY CARD

• PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE •

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors	01 – Royce Winsten 04 – Dennis E. Logue	02 – Raymond A.D. French 05 – Lolan C. Mackey	03 – James V. Worth	+

☐ Mark here to vote FOR all nominees
☐ Mark here to WITHHOLD vote from all nominees
☐ For All EXCEPT – To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right	01 02 03 04 05 ☐ ☐ ☐ ☐ ☐

2. Ratification of KPMG LLP as independent accountants for the Company for the fiscal year ending January 31, 2010.	For Against Abstain ☐ ☐ ☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign your name exactly as it appears hereon. If signing as a representative, please include capacity.

Date (mm/dd/yyyy )— Please print date below.     Signature 1 — Please keep signature within the box.     Signature 2 — Please keep signature within the box.

/	/

+

   • PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE •

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Proxy— DUCKWALL-ALCO STORES, INC.

ANNUAL MEETING JUNE 4, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Duckwall-ALCO Stores, Inc., a Kansas Corporation, appoints Mr. Donny R. Johnson and Mr. Charles E. Bogan or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned with full power of substitution to vote all of the shares which the undersigned is entitled to vote at the annual meeting of the stockholders to be held at the offices of the Company, 401 Cottage Avenue, Abilene, Kansas, on June 4, 2009 at 10:00 A.M. CDT and at any adjournment thereof, with all the power the undersigned would possess if personally present, as stated on the reverse side.

THIS PROXY WILL BE VOTED “FOR” ALL ITEMS IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. IN THEIR DISCRETION, THE ATTORNEYS-IN-FACT ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS PROPERLY MAY COME BEFORE THE MEETING